As filed with the Securities and Exchange Commission on March 4, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TARGA RESOURCES PARTNERS LP

(Exact name of registrant as specified in its charter)

Delaware	65-1295427
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1000 Louisiana, Suite 4300

Houston, Texas 77002

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Targa Resources Partners Long Term Incentive Plan

(Full title of the plans)

Joe Bob Perkins

Chief Executive Officer

Targa Resources Partners LP

1000 Louisiana, Suite 4300

Houston, Texas 77002

(713) 584-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller Reporting Company	☐

CALCULATION OF REGISTRATION FEE

Name of Plan	Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Targa Resources Partners Long Term Incentive Plan	Common units representing limited partner interests	629,231 units	$43.16	$27,157,610	$3,156

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered such additional common units representing limited partner interests (“Common Units”) as may become issuable pursuant to the adjustment provisions of the Targa Resources Partners Long Term Incentive Plan (as amended, the “Plan”).
(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act. The price for the 629,231 Common Units being registered hereby is based on a price of $43.16, which is the average of the high and low trading prices per Common Unit of Targa Resources Partners LP (the “Registrant” or the “Partnership”, as applicable) as reported by the New York Stock Exchange on March 2, 2015.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Targa Resources GP LLC (the “General Partner”), the general partner of the Registrant, will provide all participants in the Plan with document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. In accordance with Rule 428, the Registrant has not filed such document(s) with the Commission, but such documents (along with the documents incorporated by reference into this Form S-8 Registration Statement (the “Registration Statement”) pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the Registrant hereby incorporates by reference into this Registration Statement the following documents:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the Commission on February 17, 2015;

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above; and

(c) The description of the Registrant’s Common Units included under the caption “Summary,” “Our Cash Distribution Policy and Restrictions on Distributions,” “Description of the Common Units,” “The Partnership Agreement” and “Material Tax Consequences” in the prospectus filed on February 9, 2007 by the Registrant pursuant to Rule 424(b) under the Securities Act of 1933, as amended, which prospectus constitutes a part of the Registrant’s Registration Statement on Form S-1, as amended (Registration No. 333-138747), initially filed with the Securities and Exchange Commission on November 16, 2006., which description has been incorporated by reference in Item 1 of the Registrant’s Registration Statement on Form 8-A, filed pursuant to Section 12 of the Exchange Act, on January 21, 2010, including any amendment or report filed for the purpose of updating such description.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act and all reports on Form 8-K subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other persons from and against any and all claims and demands whatsoever. The partnership agreement of the Registrant provides that the partnership will, to the fullest extent permitted by law but subject to the limitations expressly provided therein, indemnify and hold harmless its general partner, any Departing General Partner (as defined therein), any person who is or was an affiliate of the general partner or any Departing General Partner, any person who is or was a member, partner, officer, director, fiduciary or trustee of the general partner, any Departing General Partner, any Group Member (as defined therein) or any affiliate of the general partner, any Departing General Partner or any Group Member, or any person who is or was serving at the request of the general partner or any affiliate of the general partner, or any Departing General Partner or any affiliate of any Departing General Partner as an officer, director, member, partner, fiduciary or trustee of another person, or any person that the general partner designates as a Partnership Indemnitee for purposes of the partnership agreement (each, a “Partnership Indemnitee”) from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Partnership Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as a Partnership Indemnitee, provided that the Partnership Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Partnership Indemnitee is seeking indemnification, the Partnership Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Partnership Indemnitee’s conduct was unlawful. This indemnification would under certain circumstances include indemnification for liabilities under the Securities Act. To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by a Partnership Indemnitee who is indemnified pursuant to the partnership agreement in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the partnership prior to a determination that the Partnership Indemnitee is not entitled to be indemnified upon receipt by the partnership of any undertaking by or on behalf of the Partnership Indemnitee to repay such amount if it shall be determined that the Partnership Indemnitee is not entitled to be indemnified under the partnership agreement. Any indemnification under these provisions will be only out of the assets of the partnership.

The Registrant is authorized to purchase (or to reimburse its general partner or its affiliates for the costs of) insurance against liabilities asserted against and expenses incurred by its general partner, its affiliates and such other persons as its general partner may determine and described in the paragraph above in connection with their activities, whether or not they would have the power to indemnify such person against such liabilities under the provisions described in the paragraphs above. The Registrant’s general partner has purchased insurance covering its officers and directors against liabilities asserted and expenses incurred in connection with their activities as officers and directors of the General Partner or any of its direct or indirect subsidiaries.

The Registrant and the General Partner have entered into Indemnification Agreements (each, an “Indemnification Agreement”) with each independent director of the General Partner (each, an “Indemnitee”). Each Indemnification Agreement provides that each of the Registrant and the General Partner will indemnify and hold harmless each Indemnitee against Expenses (as defined in the Indemnification Agreement) to the fullest extent permitted or authorized by law, including the Delaware Revised Uniform Limited Partnership Act and the Delaware Limited Liability Company Act in effect on the date of the agreement or as such laws may be amended to provide more advantageous rights to the Indemnitee. If such indemnification is unavailable as a result of a court decision and if the Registrant or the General Partner is jointly liable in the proceeding with the Indemnitee, the Registrant and the General Partner will contribute funds to the Indemnitee for his Expenses in proportion to relative benefit and fault of the Registrant or the General Partner on the one hand and Indemnitee on the other in the transaction giving rise to the proceeding.

Each Indemnification Agreement also provides that each of the Registrant and the General Partner will indemnify and hold harmless the Indemnitee against Expenses incurred for actions taken as a director or officer of the Registrant or the General Partner, or for serving at the request of the Registrant or the General Partner as a director or officer or another position at another corporation or enterprise, as the case may be, but only if no final and non-appealable judgment has been entered by a court determining that, in respect of the matter for which the Indemnitee is seeking indemnification, the Indemnitee acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal proceeding, the Indemnitee acted with knowledge that the Indemnitee’s conduct was unlawful. The Indemnification Agreement also provides that the Registrant and the General Partner must advance payment of certain Expenses to the Indemnitee, including fees of counsel, subject to receipt of an undertaking from the Indemnitee to return such advance if it is ultimately determined that the Indemnitee is not entitled to indemnification.

Targa Resources Corp. (“Targa”) entered into Indemnification Agreements (each, a “Targa Indemnification Agreement”) with each director and officer of Targa, including Messrs. Joyce, Perkins, Heim, McParland, Whalen, Chung, Meloy, Crisp, Tong, Kagan and Redd and Ms. Fulton, and certain other former directors of Targa (each, an “Indemnitee”). Each Targa Indemnification Agreement provides that Targa will indemnify and hold harmless each Indemnitee for Expenses (as defined in the Targa Indemnification Agreement) to the fullest extent permitted or authorized by law in effect on the date of the agreement or as it may be amended to provide more advantageous rights to the Indemnitee. If such indemnification is unavailable as a result of a court decision and if Targa and the Indemnitee are jointly liable in the proceeding, Targa will contribute funds to the Indemnitee for his Expenses in proportion to relative benefit and fault of Targa and the Indemnitee in the transaction giving rise to the proceeding.

Each Targa Indemnification Agreement also provides that Targa will indemnify the Indemnitee for monetary damages for actions taken as a director or officer of Targa, or for serving at Targa’s request as a director or officer or another position at another corporation or enterprise, as the case may be but only if (i) the Indemnitee acted in good faith and, in the case of conduct in his official capacity, in a manner he reasonably believed to be in the best interests of Targa and, in all other cases, not opposed to the best interests of Targa and (ii) in the case of a criminal proceeding, the Indemnitee must have had no reasonable cause to believe that his conduct was unlawful. The Targa Indemnification Agreement also provides that Targa must advance payment of certain Expenses to the Indemnitee, including fees of counsel, subject to receipt of an undertaking from the Indemnitee to return such advance if it is it is ultimately determined that the Indemnitee is not entitled to indemnification.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Unless otherwise indicated below as being incorporated by reference to another filing of the Registrant with the Commission, each of the following exhibits is filed herewith:

Exhibit Number	Description

4.1	Certificate of Limited Partnership of Targa Resources Partners LP (incorporated by reference to Exhibit 3.2 to Targa Resources Partners LP’s Registration Statement on Form S-1 filed November 16, 2006 (File No. 333-138747)).

4.2	Certificate of Formation of Targa Resources GP LLC (incorporated by reference to Exhibit 3.3 to Targa Resources Partners LP’s Registration Statement on Form S-1 filed January 19, 2007 (File No. 333-138747)).

4.3	Agreement of Limited Partnership of Targa Resources Partners LP (incorporated by reference to Exhibit 3.3 to Targa Resources Partners LP’s Annual Report on Form 10-K filed April 2, 2007 (File No. 001-33303)).

4.4	First Amended and Restated Agreement of Limited Partnership of Targa Resources Partners LP (incorporated by reference to Exhibit 3.1 to Targa Resources Partners LP’s current report on Form 8-K filed February 16, 2007 (File No. 001-33303)).

4.5	Amendment No. 1 to First Amended and Restated Agreement of Limited Partnership of Targa Resources Partners LP (incorporated by reference to Exhibit 3.5 to Targa Resources Partners LP’s Quarterly Report on Form 10-Q filed May 14, 2008 (File No. 001-33303)).

4.6	Amendment No. 2 to First Amended and Restated Agreement of Limited Partnership of Targa Resources Partners LP (incorporated by reference to Exhibit 3.1 to Targa Resources Partners LP’s current report on Form 8-K filed May 25, 2012 (File No. 001-33303)).

4.7	Amendment No. 3 to First Amended and Restated Agreement of Limited Partnership of Targa Resources Partners LP (incorporated by reference to Exhibit 3.1 to Targa Resources Partners LP’s current report on Form 8-K filed March 4, 2015 (File No. 001-33303)).

4.8	Amendment No. 4 to First Amended and Restated Agreement of Limited Partnership of Targa Resources Partners LP (incorporated by reference to Exhibit 3.2 to Targa Resources Partners LP’s current report on Form 8-K filed March 4, 2015 (File No. 001-33303)).

4.9	Limited Liability Company Agreement of Targa Resources GP LLC (incorporated by reference to Exhibit 3.4 to Targa Resources Partners LP’s Registration Statement on Form S-1 filed January 19, 2007 (File No. 333-138747)).

4.10	Specimen Unit Certificate representing common units (incorporated by reference to Exhibit 4.1 to Targa Resources Partners LP’s Annual Report on Form 10-K filed April 2, 2007 (File No. 001-33303)).

4.11	Targa Resources Partners Long-Term Incentive Plan (incorporated by reference to Exhibit 10.2 to Targa Resources Partners LP’s Registration Statement on Form S-1/A filed February 1, 2007 (File No. 333-138747)).

4.12	Amendment to Targa Resources Partners LP Long-Term Incentive Plan dated December 18, 2008 (incorporated by reference to Exhibit 10.10 to Targa Resources Partners LP’s Annual Report on Form 10-K filed February 27, 2009 (File No. 001-33303)).

4.13*	Form of Phantom Unit Agreement (Replacement Award).

4.14	Form of Performance Unit Grant Agreement (incorporated by reference to Exhibit 10.1 to Targa Resources Partners LP’s current report on Form 8-K filed July 18, 2013 (File No. 001-33303)).

4.15	Form of Amendment to Performance Unit Grant Agreement (incorporated by reference to Exhibit 10.2 to Targa Resources Partners LP’s current report on Form 8-K filed July 18, 2013 (File No. 001-33303)).

5.1*	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered.

23.1*	Consent of PricewaterhouseCoopers LLP.

23.2*	Consent of Grant Thornton LLP.

23.3*	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1 hereto).

24.1*	Powers of Attorney (included on the signature page of this Registration Statement).

*	Filed herewith.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Houston, State of Texas, on March 4 2015.

Targa Resources Partners LP

By:	Targa Resources GP LLC, its general partner

By:	/s/ Matthew J. Meloy
	Name:	Matthew J. Meloy
	Title:	Senior Vice President, Chief Financial Officer and Treasurer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Joe Bob Perkins and Matthew J. Meloy, and each of them, any one of whom may act without joinder of the other, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all pre- and post-effective amendments to this Registration Statement (including any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of any or all of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons, in the capacities and on this 4th day of March, 2015.

Signature	Capacity

/s/ Joe Bob Perkins	Director and Chief Executive Officer
Joe Bob Perkins	(Principal Executive Officer)

/s/ Matthew J. Meloy	Senior Vice President, Chief Financial
Matthew J. Meloy	Officer and Treasurer
(Principal Financial Officer)

/s/ John Robert Sparger
John Robert Sparger	Senior Vice President and Chief
Accounting Officer
(Principal Accounting Officer)

/s/ James W. Whalen
James W. Whalen	Executive Chairman and Director

/s/ Rene R. Joyce
Rene R. Joyce	Director

/s/ Robert B. Evans
Robert B. Evans	Director

/s/ Barry R. Pearl
Barry R. Pearl	Director

/s/ William D. Sullivan
William D. Sullivan	Director

/s/ Ruth I. Dreessen
Ruth I. Dreessen	Director

EXHIBIT INDEX

Exhibit Number	Description

4.1	Certificate of Limited Partnership of Targa Resources Partners LP (incorporated by reference to Exhibit 3.2 to Targa Resources Partners LP’s Registration Statement on Form S-1 filed November 16, 2006 (File No. 333-138747)).

4.2	Certificate of Formation of Targa Resources GP LLC (incorporated by reference to Exhibit 3.3 to Targa Resources Partners LP’s Registration Statement on Form S-1 filed January 19, 2007 (File No. 333-138747)).

4.3	Agreement of Limited Partnership of Targa Resources Partners LP (incorporated by reference to Exhibit 3.3 to Targa Resources Partners LP’s Annual Report on Form 10-K filed April 2, 2007 (File No. 001-33303)).

4.4	First Amended and Restated Agreement of Limited Partnership of Targa Resources Partners LP (incorporated by reference to Exhibit 3.1 to Targa Resources Partners LP’s current report on Form 8-K filed February 16, 2007 (File No. 001-33303)).

4.5	Amendment No. 1 to First Amended and Restated Agreement of Limited Partnership of Targa Resources Partners LP (incorporated by reference to Exhibit 3.5 to Targa Resources Partners LP’s Quarterly Report on Form 10-Q filed May 14, 2008 (File No. 001-33303)).

4.6	Amendment No. 2 to First Amended and Restated Agreement of Limited Partnership of Targa Resources Partners LP (incorporated by reference to Exhibit 3.1 to Targa Resources Partners LP’s current report on Form 8-K filed May 25, 2012 (File No. 001-33303)).

4.7	Amendment No. 3 to First Amended and Restated Agreement of Limited Partnership of Targa Resources Partners LP (incorporated by reference to Exhibit 3.1 to Targa Resources Partners LP’s current report on Form 8-K filed March 4, 2015 (File No. 001-33303)).

4.8	Amendment No. 4 to First Amended and Restated Agreement of Limited Partnership of Targa Resources Partners LP (incorporated by reference to Exhibit 3.2 to Targa Resources Partners LP’s current report on Form 8-K filed March 4, 2015 (File No. 001-33303)).

4.9	Limited Liability Company Agreement of Targa Resources GP LLC (incorporated by reference to Exhibit 3.4 to Targa Resources Partners LP’s Registration Statement on Form S-1 filed January 19, 2007 (File No. 333-138747)).

4.10	Specimen Unit Certificate representing common units (incorporated by reference to Exhibit 4.1 to Targa Resources Partners LP’s Annual Report on Form 10-K filed April 2, 2007 (File No. 001-33303)).

4.11	Targa Resources Partners Long-Term Incentive Plan (incorporated by reference to Exhibit 10.2 to Targa Resources Partners LP’s Registration Statement on Form S-1/A filed February 1, 2007 (File No. 333-138747)).

4.12	Amendment to Targa Resources Partners LP Long-Term Incentive Plan dated December 18, 2008 (incorporated by reference to Exhibit 10.10 to Targa Resources Partners LP’s Annual Report on Form 10-K filed February 27, 2009 (File No. 001-33303)).

4.13*	Form of Phantom Unit Agreement (Replacement Award).

4.14	Form of Performance Unit Grant Agreement (incorporated by reference to Exhibit 10.1 to Targa Resources Partners LP’s current report on Form 8-K filed July 18, 2013 (File No. 001-33303)).

4.15	Form of Amendment to Performance Unit Grant Agreement (incorporated by reference to Exhibit 10.2 to Targa Resources Partners LP’s current report on Form 8-K filed July 18, 2013 (File No. 001-33303)).

5.1*	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered.

23.1*	Consent of PricewaterhouseCoopers LLP.

23.2*	Consent of Grant Thornton LLP.

23.3*	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1 hereto).

24.1*	Powers of Attorney (included on the signature page of this Registration Statement).

*	Filed herewith.